                                                                   Exhibit 99.10

KMPG
4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402

            Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of Minnesota Life Insurance Company and Contract Owners of Variable Annuity Account:

We consent to the use of our report dated March 9, 2009, with respect to the consolidated financial statements and supplementary schedules of Minnesota Life Insurance Company and subsidiaries and our report dated April 10, 2009 on the financial statements of Variable Annuity Account included herein and to the reference of our firm under the heading "INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in Part B of the Registration statement.


                                                       /s/ KPMG LLP

Minneapolis, Minnesota
December 10, 2009